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                 December 9, 2022

       Andrew Murphy
       Chief Financial Officer
       Duos Technologies Group, Inc.
       7660 Centurion Parkway, Suite 100
       Jacksonville, FL 33256

                                                        Re: Duos Technologies
Group, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed December 1,
2022
                                                            File No. 333-268638

       Dear Andrew Murphy:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Charli Gibbs-Tabler, Staff Attorney, at 202-551-6388 or Jan Woo, Legal
       Branch Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              J.Thomas Cookson